Exhibit D

                         [Andrews Group Letterhead]

                                   July 1, 1997

By Fax:  561/585-3349
         212/682-5272
By Hand c/o Toy Biz Inc. and
By Certified Mail
Return Receipt Requested

Mr. Isaac Perlmutter
Isaac Perlmutter, T.A.
ZIB Inc.
P.O. Box 1028
Lake Worth, Florida 33460-1028

Dear Sirs:

          This is to inform you that Andrews Group Incorporated ("Andrews") is hereby terminating the Stock Purchase Agreement, dated as December 27, 1996, as amended as of January 29, 1997, by and among Andrews, Isaac Perlmutter, Isaac Perlmutter, T.A. and ZIB Inc. pursuant to Section 7.1 thereof.

                              Very truly yours,

                              ANDREWS GROUP INCORPORATED

                              By: /s/ Barry F. Schwartz

cc:  Battle Fowler LLP
     Park Avenue Tower
     75 East 55th Street
     New York, New York  10022
     Attention:  Martin L. Edelman, Esq.
                  John Turitzin, Esq.